Exhibit 10.25

BridgeBio Oncology Therapeutics, INC.
AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of BridgeBio Oncology Therapeutics, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the last amendment effective date set forth below (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chairperson or Lead Independent Director: $30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson: $15,000

Audit Committee member (other than Chairperson): $7,500

Compensation Committee Chairperson: $12,000

Compensation Committee member (other than Chairperson): $6,000

Nominating and Corporate Governance Committee Chairperson: $10,000

Nominating and Corporate Governance Committee member (other than Chairperson): $5,000

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

Initial Award: Upon his or her initial election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award (the “Initial Award”) to purchase 63,350 shares of the Company’s common stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s common stock), which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the Outside Director’s Service Relationship with the Company terminates, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase 31,675 shares of the Company’s common stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s common stock), which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the Outside Director’s Service Relationship with the Company terminates, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. If a new Outside Director joins the Board of Directors on a date other than the date of the Annual Meeting, then in lieu of the above, such Outside Director will be granted a pro-rata portion of the Annual Award at the next Annual Meeting following the Outside Director’s appointment, based on the time between the Outside Director’s appointment and the next Annual Meeting following the Outside Director’s appointment (the “Pro-Rated Annual Grant”). The Pro-Rated Annual Grant will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting ceases if the Outside Director’s Service Relationship with the Company terminates, unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting. The Pro-Rated Annual Grant shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the average closing market price on the Nasdaq Stock Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock over the trailing 20-trading day period ending on the last trading day immediately prior to the grant date and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards (including Pro-Rated Annual Grants) held by an Outside Director shall become fully vested, exercisable (if applicable) and nonforfeitable upon a Sale Event (as defined in the Company’s 2025 Stock Option and Incentive Plan (as may be amended, restated or otherwise modified from time to time, the “2025 Plan”)).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000 (or such other limit as may be set forth in Section 3(b) of the 2025 Plan, or any similar provision of a successor plan); provided, however, that in the first calendar year in which an individual becomes an Outside Director, the aggregate amount of all equity compensation awarded and all other cash compensation paid by the Company to such Outside Director for services as an Outside Director shall not exceed $1,000,000 (or such other limit as may be set forth in Section 3(b) of the 2025 Plan, or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted: August 11, 2025.

Amendment Effective Date: December 12, 2025